UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2006, Kindred Healthcare, Inc. (the “Company”) entered into a Master Lease Combination Amendment and Agreement (the “Agreement”) by and among the Company, Kindred Healthcare Operating, Inc. and Ventas, Inc. (“Ventas”), through its affiliate, Ventas Realty, Limited Partnership.

The Company is party to four master leases with Ventas (the “Master Leases”). Under the Master Leases, Ventas has a right to sever properties from the existing leases in order to create additional leases. In such circumstances, the Company’s aggregate lease obligations remain unchanged. Ventas exercised this severance right in December 2001 with respect to Amended and Restated Master Lease Agreement No. 1 dated as of April 20, 2001 (“Master Lease No. 1”) to create a new lease of 40 nursing centers (the “CMBS Lease”). In September 2004, Ventas exercised this severance right with respect to Master Lease No. 1 to create a new lease of one hospital and seven nursing centers (“Master Lease No. 1A”). The CMBS Lease and Master Lease No. 1A were in substantially the same form as the other Master Leases with certain modifications requested by Ventas’s lenders and required to be made by the Company pursuant to the Master Leases.

The Agreement recombines and merges the CMBS Lease and Master Lease No. 1A into Master Lease No. 1. As a result of the Agreement, the CMBS Lease and Master Lease No. 1A will cease to exist as separate agreements since the nursing centers and hospitals covered by the CMBS Lease and Master Lease No. 1A are recombined into Master Lease No. 1. The Company’s aggregate lease obligations to Ventas are unchanged by the Agreement.

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement.

On May 10, 2006, in connection with the Agreement, the CMBS Lease and Master Lease No. 1A will cease to exist as separate agreements as a result of the Company and Ventas combining and merging the CMBS Lease and Master Lease No. 1A into Master Lease No. 1.

Item 9.01.

(c)	Exhibits

Exhibit 10.1	Master Lease Combination Amendment and Agreement by and among Kindred Healthcare, Inc. (f/k/a Vencor, Inc.), Kindred Healthcare Operating, Inc. (f/k/a Vencor Operating, Inc.), and Ventas Realty, Limited Partnership dated as of May 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 15, 2006	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Senior Vice President of Corporate Legal Affairs and Corporate Secretary